June 30, 2022

EQ Premier VIP Trust

1290 Avenue of the Americas

New York, NY 10104

Ladies and Gentlemen:

We have acted as counsel to EQ Premier VIP Trust, a Delaware statutory trust (the “Trust”), in connection with the Trust’s registration statement on Form N-14 (the “Registration Statement”), to be filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about June 30, 2022, registering Class B shares of beneficial interest in EQ/Core Plus Bond Portfolio, a series of the Trust (the “Acquiring Portfolio”) (the “Shares”) under the Securities Act of 1933, as amended (the “Securities Act”). The Shares are to be issued pursuant to an Agreement and Plan of Reorganization and Termination entered into by the Trust, on behalf of the Acquiring Portfolio, and by EQ Advisors Trust (“EQAT”), on behalf of its series, EQ/Franklin Strategic Income Portfolio (the “Acquired Portfolio”) (the “Reorganization Agreement”).

The Reorganization Agreement provides for (1) the transfer of the assets of the Acquired Portfolio to the Acquiring Portfolio in exchange for the assumption by the Acquiring Portfolio of the liabilities of the Acquired Portfolio and the issuance and delivery to the Acquired Portfolio of Shares of the Acquiring Portfolio, (2) the distribution of the Shares pro rata to the shareholders of the Acquired Portfolio in complete liquidation of the Acquired Portfolio, and (3) the termination of the Acquired Portfolio, all on the terms and conditions set forth in the Reorganization Agreement.

This opinion letter is being delivered at your request in accordance with the requirements of paragraph 29 of Schedule A of the Securities Act and Item 16(11) of Form N-14 under the Securities Act.

For purposes of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i)

the combined proxy statement and prospectus, including the form of the Reorganization Agreement attached as Appendix A.2 thereto, and statement of additional information filed as part of the Registration Statement;

(ii)	the Trust’s certificate of trust, governing instrument, and bylaws in effect on the date of this opinion letter; and

(iii)

the resolutions adopted by the trustees of the Trust relating to the Registration Statement, the establishment and designation of the Acquiring Portfolio and the Shares, and the authorization of the issuance and delivery of the Shares pursuant to the Reorganization Agreement.

K&L GATES LLP

1601 K STREET NW WASHINGTON DC 20006

T +1 202 778 9000 F +1 202 778 9100 klgates.com

EQ Premier VIP Trust

June 30, 2022

We also have examined and relied on certificates of public officials and, as to certain matters of fact that are material to our opinions, we have relied on a certificate of an officer of the Trust. We have not independently established any of the facts on which we have so relied.

For purposes of this opinion letter, we have assumed the accuracy and completeness of each document submitted to us, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed, or photostatic copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have further assumed the legal capacity of natural persons, that persons identified to us as officers of the Trust are actually serving in such capacity, and that the representations of officers of the Trust are correct as to matters of fact. We have not independently verified any of these assumptions.

The opinions expressed in this opinion letter are based on the facts in existence and the laws in effect on the date hereof and are limited to the Delaware Statutory Trust Act and the provisions of the Investment Company Act that are applicable to equity securities issued by registered open-end investment companies. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws.

Based upon and subject to the foregoing, it is our opinion that (1) the Shares to be issued pursuant to the Registration Statement, when issued and delivered to the Acquired Portfolio in accordance with the terms and conditions of the Reorganization Agreement, will be validly issued, and (2) the shareholders of the Acquired Portfolio receiving the Shares in exchange for their shares of the Acquired Portfolio and in complete liquidation of the Acquired Portfolio as provided by the Reorganization Agreement will have no obligation to make any further payments for the receipt of the Shares or contributions to the Trust solely by reason of their ownership of the Shares.

This opinion is rendered solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement. In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ K&L Gates LLP